Exhibit 99.1

Contact: Investor Relations 240.744.5800

NEWS RELEASE

HOST HOTELS & RESORTS, INC. TO REDEEM CLASS E CUMULATIVE REDEEMABLE PREFERRED STOCK ON JUNE 18, 2010

Bethesda, MD, May 19, 2010 - Host Hotels & Resorts, Inc. (NYSE:HST), the nation’s largest lodging real estate investment trust (REIT), today announced that it will redeem 4,034,300 shares of its 8 7/8% Class E cumulative redeemable preferred stock, which represents all of the issued and outstanding shares, on June 18, 2010. The 8 7/8% Class E cumulative redeemable preferred stock will be redeemed at a redemption price of $25.00 per share, plus $0.3944444 per share of dividends accrued from April 15, 2010 to the redemption date of June 18, 2010.

ABOUT HOST HOTELS & RESORTS

Host Hotels & Resorts, Inc. is an S&P 500 and Fortune 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper upscale hotels. The Company currently owns 110 properties with approximately 61,000 rooms, and also holds a non-controlling interest in a joint venture that owns 11 hotels in Europe with approximately 3,500 rooms. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, The Luxury Collection®, Hyatt®, Fairmont®, Four Seasons®, Hilton® and Swissôtel®* in the operation of properties in over 50 major markets worldwide. For additional information, please visit the Company’s website at www.hosthotels.com.

*	This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.